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EXHIBIT 99

Contact: Mark L. Mestayer
Chief Financial Officer
(225) 293-9440

PICCADILLY CAFETERIAS, INC. ANNOUNCES
SECOND QUARTER RESULTS

BATON ROUGE, LOUISIANA (January 30, 2001) -- Piccadilly Cafeterias, Inc. (NYSE:PIC) announced today its operating results for the second quarter and six months ended December 31, 2000. For the three months ended December 31, 2000, the Company reported a net loss of $0.6 million, or $(0.06) per share, compared with net income of $1.5 million, or $0.14 per share, for the second quarter last year.

Net sales for the second quarter of fiscal 2001 were $111.2 million, down 4.4% from net sales of $116.4 million in the second quarter of fiscal 2000. The following events had an impact on the net sales comparison:

  Same-store net sales were down 2.4%.
  11 cafeteria and express units closed and two new cafeterias opened since October 1, 1999.
  In comparison to a mild winter last year, extremely poor weather conditions adversely affected sales in December 2000.

The Company's net operating income (sales less cost of sales and other operating expenses) as a percent of net sales was 4.2% for the second quarter this year compared with 6.5% for the second quarter last year. The following events had an impact on the net operating income comparison:

  With a focus on unit-level marketing, programs that included customer coupons and discounted meals designed to attract new customers and increase the dining frequency of existing customers decreased net operating income as a percent of net sales beyond the level previously anticipated. While results from September 2000 did show improved sales trends, these results were not sustained in the second quarter. Consequently, advertising and related discounting costs as a percent of net sales in the second quarter increased 1.4% over last year. The Company remains focused on unit-level marketing but has no company-wide discounting tactics scheduled for the third quarter.
  High energy prices had a negative impact on net operating income as a percent of net sales. Utility costs as a percent of net sales in the second quarter increased 0.8%.
  The extreme cold weather this year had a negative impact on the comparison of results with last year. During December, many of our units stopped operating after opening for the day because weather conditions depressed sales, altering the normal relationship between sales and variable costs.

For the six months ended December 31, 2000, the Company's net loss was $2.5 million, or $(0.24) per share, compared with a net loss of $0.1 million, or $(0.01) per share, last year. Net sales for the six months ended December 31, 2000, were $220.8 million, down 4.2% from net sales of $230.5 million in the first six months of last year. Same-store net sales for the comparable six-month periods were down 3.0%.

Piccadilly's President and Chief Executive Officer Ronald A. LaBorde, said, "While operating results for the second quarter improved slightly from our first quarter performance, we are disappointed that we did not accomplish our objectives for the quarter. Returning our Company to profitability remains our highest priority. We pursue this goal with a solid foundation of experienced unit-level management and skilled employees that allow us to consistently produce popular, high-quality food every day. We are confident that we can attain our objective."

The Company will hold an investor conference call to discuss the Company's financial and operational results today at 3 p.m. EDT. Interested persons have the opportunity to listen to the conference call over the Internet through StreetEvents at www.streetevents.com. To listen to the live call, go to the Web site, enter the Individual Investor Center, and enter the Piccadilly ticker symbol "PIC." Go to the site at least 15 minutes early to register, download and install any necessary audio software. In order to listen to the call, investors must have RealPlayer 7 or higher installed on their computers. Visit www.real.com to download the appropriate software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Piccadilly operated a total of 226 cafeterias and 9 quick service restaurants at December 31, 2000. Operating units are located primarily in the southeastern and mid-Atlantic United States. For more information, visit the Company's website at www.piccadilly.com.

Forward-looking statements regarding management's present plans or expectations may differ materially from actual results. These plans and expectations involve risks and uncertainties relative to certain factors including return expectations, allocation of resources, changing economic or competitive conditions, advertising effectiveness, the ability to achieve cost reductions, the ability to secure long-term financing, and the ability to offset inflationary pressures through increases in selling prices, among others, any of which may result in material differences.

PICCADILLY CAFETERIAS, INC.
Consolidated Statements of Income (Unaudited--Amounts in thousands, except per share data)	Three Months Ended December 31,		Six Months Ended December 31,
	2000	1999	2000	1999
Net sales	$111,202	$116,368	$220,757	$230,494
Costs and expenses:
Cost of sales	65,600	68,428	130,597	137,193
Other operating expense	40,898	40,354	81,431	82,942
Provision for unit impairments and closings	-	-	840	-
General and administrative expense	3,705	3,927	7,626	7,929
Interest expense	2,203	1,639	4,398	3,059
Other expense (income)	(338)	(387)	(444)	(523)
	112,068	113,961	224,448	230,600
Income (loss) before income taxes	(866)	2,407	(3,691)	(106)
Provision for income taxes (benefit)	(279)	932	(1,171)	31
Net income (loss)	$ (587)	$ 1,475	(2,520)	$ (137)
Weighted average number of shares outstanding	10,503	10,503	10,504	10,503
Net income (loss) per share -- basic and diluted	$ (0.06)	$ 0.14	$ (0.24)	$ (0.01)
Cash dividends per share	$ -	$ 0.12	$ -	$ 0.24

Condensed Consolidated Balance Sheets (Unaudited--Amounts in thousands) Balances at			December 31, 2000	June 30, 2000
ASSETS
Current Assets
Cash and cash equivalents			$ 4,077	$ -
Other current assets			28,079	27,083
Total Current Assets			32,156	27,083
Property, Plant and Equipment -- net			154,380	163,877
Goodwill, net			11,126	11,944
Deferred Financing Costs			8,578	242
Other Assets			9,600	11,024
Total Assets			$215,840	$ 214,170

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt			$ -	$ 68,391
Other current liabilities			40,791	42,598
Total Current Liabilities			40,791	110,989
Notes Payable to Banks			4,000	-
Bonds Payable, net of unamortized discount			72,933	-
Deferred Income Taxes			4,872	4,672
Reserve for Unit Closings			7,005	10,101
Accrued Employee Benefits, less current portion			9,474	9,127
Shareholders' Equity			76,765	79,281
Total Liabilities and Shareholders' Equity			$215,840	$ 214,170

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